Exhibit 99.1

FOR IMMEDIATE RELEASE January 20, 2005
Contacts:	Barry L. Hulin, President and Chief Executive Officer (702) 221-8600
Dick Holtzclaw, Executive Vice President
and Chief Financial Officer (702) 436-1515

VALLEY BANCORP ANNOUNCES AGREEMENT TO PURCHASE BUILDING FOR NEW HEADQUARTERS

Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY) the holding company for Valley Bank, today announced that Valley Bank has purchased a new 9,960 square foot two-story office building at the corner of Jones and Charleston Boulevard in Las Vegas, Nevada. The purchase price was $1.8 million. After tenant improvements are completed, occupancy is tentatively scheduled for the second quarter of the year.

This building will serve as the administrative headquarters for both Valley Bancorp and Valley Bank. Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp, stated, “As we expand our business and employ the capital raised in our recent initial public offering, this new space will accommodate additional lending personnel and support staff. Tentative plans call for a branch office of Valley Bank to be located in the building.”

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website: Valley Bancorp’s website – www.valleybancorp.com

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s SEC reports, and in the registration statement, as amended, filed by Valley Bancorp with the SEC in connection with its Initial Public Offering. Actual results may differ.

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